 Filed pursuant to Rule 424(b)(2)

Registration Statement No. 333-128718

Pricing Supplement No. 028 Dated April 28, 2008

(To Prospectus dated December 9, 2005, and

Prospectus Supplement dated December 9, 2005)

CUSIP: 37248JBD3

ISIN: US37248JBD3

Genworth Life and Annuity Insurance Company

Genworth DirectNotesSM (Callable)

Issued Through

Genworth Global Funding Trust 2008-23 (the “Trust”)

The description in this pricing supplement of the particular terms of the Genworth DirectNotesSM offered hereby, and the Funding Agreement (specified below) issued by Genworth Life and Annuity Insurance Company (“GLAIC”) to the Trust, supplements the description of the general terms and provisions of the notes and the funding agreements set forth in the accompanying prospectus and prospectus supplement, to which reference is hereby made.

1.             The Notes

Principal Amount:	TBD	Agent(s) Discount:	2.50%
Issue Price:	100.00%	Original Issue Date:	May 8, 2008
Net Proceeds to the Trust:	TBD	Stated Maturity Date:	May 15, 2033

Specified Currency:  U.S. Dollars

Interest Payment Dates: The 15th day of each May and November; provided, however, that the first Interest Payment Date shall be the Initial Interest Payment Date; provided, further, that the final Interest Payment Date shall be the Stated Maturity Date.

Initial Interest Payment Date: November 15, 2008

Regular Record Date: 15 calendar days prior to the Interest Payment Date

Type of Interest Rate:	☒	Fixed Rate		☐	Floating Rate

Fixed Rate Notes:		☒	Yes	☐	No. If Yes,

Interest Rate: 6.30%

Discount Notes: ☐	Yes	☒	No. If Yes,
Total Amount of Discount:
Initial Accrual Period of Discount:
Additional/Other Terms:

Survivor’s Option:	☒ Yes	☐	No. If Yes,
Annual Put Limitation:		☒	$1,000,000 or 1%; or
		☐	$______or ______%
Individual Put Limitation:		☒	$250,000; or
		☐	$______
Trust Put Limitation:		☒	1%; or $

Redemption Provisions:	☒	Yes	☐	No. If Yes,
Initial Redemption Date: May 15, 2013
Initial Redemption Percentage: 100.00%
Annual Redemption Percentage Reduction (if any):
Redemption:	☒	In whole only and not in part
	☐	May be in whole or in part

Additional/Other Terms: Any such redemption will be made on an Interest Payment Date occurring on or after the Initial Redemption Date and notwithstanding anything in the prospectus or the prospectus supplement to the contrary, notice of any such redemption will be given not more than 75 and not less than 30 calendar days prior to the date of such redemption.

Repayment:	☐	Yes ☒	No. If Yes,
Repayment Date(s):
Repayment Price:
Repayment:	☐	In whole only and not in part
	☐	May be in whole or in part
Additional/Other Terms:

Sinking Fund  (not applicable unless specified):

Additional Amounts to be Paid for Withholding Tax  (not applicable unless specified):

Securities Exchange Listing:     ☐ Yes        ☒ No.       If Yes, Name of Exchange:

Authorized Denominations:  $1,000 and any integral multiple of $1,000 in excess thereof

Ratings:  The Notes issued under the Program are rated AA- by Standard & Poor’s, a division of the McGraw-Hill Companies, Inc. (“S&P”). GLAIC expects the Notes to be rated Aa3 by Moody’s Investors Service, Inc. (“Moody’s”).

Agent(s) Purchasing Notes as Principal:   ☒ Yes       ☐ No.  If Yes,

Agent(s)	Principal Amount
Incapital LLC	TBD
Total:	TBD

Jurisdiction of Organization of the Trust:  Illinois

Additional/Other Terms, if any: Not Applicable

Special Tax Considerations, if any: Not Applicable

Incapital LLC will serve as Lead Retail Agent for the $5,000,000,000 Genworth DirectNotessm program established pursuant to the Prospectus and Prospectus Supplement, each dated December 9, 2005.

2.             The Funding Agreement

Funding Agreement Issuer: Genworth Life and Annuity Insurance Company

Funding Agreement No.: GS-R6039

Deposit Amount: TBD

Issue Price: 100.00%

Net Deposit Amount: TBD

Effective Date: May 8, 2008

Stated Maturity Date: May 15, 2033

Specified Currency: U.S. Dollars

Interest Payment Dates: The 15th day of each May and November; provided, however, that the first Interest Payment Date shall be the Initial Interest Payment Date; provided, further, that the final Interest Payment Date shall be the Stated Maturity Date.

Initial Interest Payment Date:  November 15, 2008

Type of Interest Rate:	☒ Fixed Rate	☐	Floating Rate

Fixed Rate Funding Agreement:	☒ Yes	☐ No. If Yes,

Interest Rate: 6.30%

Discount Funding Agreement:	☐	Yes	☒ No. If Yes,
Total Amount of Discount:
Initial Accrual Period of Discount:
Additional/Other Terms:

Redemption Provisions:	☒	Yes	☐ No. If Yes,
Initial Redemption Date: May 15, 2013
Initial Redemption Percentage: 100.00%
Annual Redemption Percentage Reduction (if any):
Redemption:	☒	In whole only and not in part
	☐	May be in whole or in part

Additional/Other Terms: Any such redemption will be made on an Interest Payment Date occurring on or after the Initial Redemption Date.

Repayment:	☐	Yes ☒	No. If Yes,
Repayment Date(s):
Repayment Price:
Repayment:	☐	In whole only and not in part
	☐	May be in whole or in part
Additional/Other Terms:

Survivor’s Option: Under the Funding Agreement, Genworth Life and Annuity Insurance Company ☒ is ☐ is not required to provide the Trust with amounts it needs to honor valid exercises of the Survivor’s Option.

Sinking Fund (not applicable unless specified): Not Applicable

Additional Amounts to be Paid For Withholding Tax (not applicable unless specified): Not Applicable

Ratings:  The Funding Agreement issued under the Program is rated AA- by S&P. GLAIC expects the Funding Agreement to be rated Aa3 by Moody’s.

Additional/Other Terms, if any:  Not Applicable

Special Tax Considerations, if any:  Not Applicable